UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the

Securities Exchange Act of 1934

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LATTICE SEMICONDUCTOR CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 26, 2009, Lattice Semiconductor Corporation (“Lattice”) filed a definitive proxy statement (the “Proxy Statement”) in connection with its 2009 Annual Meeting of Stockholders (the “Annual Meeting”).

On April 27, 2009, Lattice sent an email containing the following text to one of its stockholders in connection with the Annual Meeting. Lattice may elect to send one or more emails containing substantially the same information to certain of its other stockholders.

Confirming our telephone conversation earlier today, below is a summary of the primary reasons for our request to you to vote your shares in favor of our two director nominees, Bruno Guilmart, our CEO, and Balaji Krishnamurthy, a member of Compensation Committee. Both are the subject of a recommended “Withhold” vote by RMG/ISS due to Lattice’s conduct of a value-for-value stock option exchange, which commenced during the fourth quarter of FY 2008 and was completed during the first quarter of FY 2009. As a result of the exchange, approximately 6.2 million options were exchanged for an aggregate of approximately 955,000 options and RSUs. We have formally asked RMG/ISS to reconsider its recommendation, but are not certain whether RMG/ISS will respond in a timely manner before our shareholder meeting or if it will change its recommendation.

As I explained during our telephone call, Lattice believes that the subject option exchange was not an exercise of poor governance but instead was in the best interests of Lattice’s shareholders for the following reasons:

1) Lattice is committed to good governance, as evidenced by its high RMG/ISS Corporate Governance Quotient and its affirmative proposal to declassify its Board in this year’s proxy statement.

2) Lattice’s value-for-value stock option exchange was implemented to address serious retention issues during the second half of FY 2008 arising out of Lattice’s management transition and 2008 restructuring (14% reduction in force and merit pay freeze).

3) According to a report from RMG/ISS, during 2008 41 option exchanges were completed, of which 19 (or 45%) were conducted without prior shareholder approval. Furthermore, based on information Lattice has been able to gather, Lattice believes that the sanction of an adverse recommendation has not previously been applied frequently or uniformly by RMG/ISS.

4) The value-for-value exchange was conducted without shareholder approval only after consultation with Nasdaq and Nasdaq’s issuance of a formal opinion confirming that shareholder approval was not required because Lattice’s shareholder approved plans permitted the exchange.

5) Although the Lattice shareholder approved plans permitted the exchange, Lattice still structured and conducted the exchange in full compliance with all of the other published RMG/ISS guidelines for such exchanges, including specifically:

a.	Directors and executive officers were not allowed to participate in the exchange;

b.	Only options with exercise prices above the 52-week high were permitted to be exchanged;

c.	Vesting of all newly issued options and RSUs was reset at four years; and

d.	Options were exchanged on a value-for-value basis determined based on Black-Scholes.

6) Although Lattice could have delayed the exchange to seek shareholder approval, this would have resulted in a delay of approximately two to three months (for a special shareholder meeting) and added an estimated cost of approximately $150,000, or a delay of six months if Lattice delayed seeking approval until its annual meeting. In either event, the purpose of addressing an imminent retention issue would have been frustrated.

7) In lieu of the option exchange, Lattice also could have issued the 955,000 options and RSUs as new grants under its plans, but this would have resulted in additional compensation expense of $900,000 and additional dilution, which we believe would not have been in Lattice’s shareholders’ best interest.

Because of the majority vote provisions in our Corporate Governance Policies, if the ISS recommendation results in a majority of “Withhold” votes for our directors, both director candidates would be obligated to tender their resignations from Lattice’s Board, subject to Board acceptance. Lattice does not believe that this potentially disruptive and destabilizing event would be in the best interests of Lattice or its shareholders, particularly during a period when Lattice is working to achieve sustained profitability.

Please let me know if you are willing to direct your shares to be voted in favor of Mr. Guilmart and Mr. Krishnamurthy. As our annual meeting is early next week, I would appreciate it if this could be accomplished by Wednesday, April 30.

* * * * * * * * * *

Following the filing of the Proxy Statement, Lattice retained The Altman Group to act as its proxy solicitor in connection with the Annual Meeting. Solicitations by The Altman Group may be made personally or by mail, email, facsimile, telephone, messenger, or via the Internet. Lattice agreed to pay The Altman Group a fee of $14,000, plus expenses. Below is a copy of talking points that Lattice provided to The Altman Group to use in connection with soliciting proxies for the Annual Meeting.

We request that our shareholders vote their shares in favor of our two director nominees, Bruno Guilmart, our CEO, and Balaji Krishnamurthy, a member of Compensation Committee. Both are the subject of a recommended “Withhold” vote by RMG/ISS due to Lattice’s conduct of a value-for-value stock option exchange, which commenced during the fourth quarter of FY 2008 and was completed during the first quarter of FY 2009. As a result of the exchange, approximately 6.2 million options were exchanged for an aggregate of approximately 955,000 options and RSUs. We have formally asked RMG/ISS to reconsider its recommendation, but are not certain whether RMG/ISS will respond in a timely manner before our shareholder meeting or if it will change its recommendation.

Lattice believes that the subject option exchange was not an exercise of poor governance but instead was in the best interests of Lattice’s shareholders for the following reasons:

1) Lattice is committed to good governance, as evidenced by its high RMG/ISS Corporate Governance Quotient and its affirmative proposal to declassify its Board in this year’s proxy statement.

2) Lattice’s value-for-value stock option exchange was implemented to address serious retention issues during the second half of FY 2008 arising out of Lattice’s management transition and 2008 restructuring (14% reduction in force and merit pay freeze).

3) According to a report from RMG/ISS, during 2008 41 option exchanges were completed, of which 19 (or 45%) were conducted without prior shareholder approval. Furthermore, based on information Lattice has been able to gather, Lattice believes that the sanction of an adverse recommendation has not previously been applied frequently or uniformly by RMG/ISS.

4) The value-for-value exchange was conducted without shareholder approval only after consultation with Nasdaq and Nasdaq’s issuance of a formal opinion confirming that shareholder approval was not required because Lattice’s shareholder approved plans permitted the exchange.

5) Although the Lattice shareholder approved plans permitted the exchange, Lattice still structured and conducted the exchange in full compliance with all of the other published RMG/ISS guidelines for such exchanges, including specifically:

a.	Directors and executive officers were not allowed to participate in the exchange;

b.	Only options with exercise prices above the 52-week high were permitted to be exchanged;

c.	Vesting of all newly issued options and RSUs was reset at four years; and

d.	Options were exchanged on a value-for-value basis determined based on Black-Scholes.

6) Although Lattice could have delayed the exchange to seek shareholder approval, this would have resulted in a delay of approximately two to three months (for a special shareholder meeting) and added an estimated cost of approximately $150,000, or a delay of six months if Lattice delayed seeking approval until its annual meeting. In either event, the purpose of addressing an imminent retention issue would have been frustrated.

7) In lieu of the option exchange, Lattice also could have issued the 955,000 options and RSUs as new grants under its plans, but this would have resulted in additional compensation expense of $900,000 and additional dilution, which we believe would not have been in Lattice’s shareholders’ best interest.

Because of the majority vote provisions in our Corporate Governance Policies, if the he ISS recommendation results in a majority of “Withhold” votes for our directors, both director candidates would be obligated to tender their resignations from Lattice’s Board, subject to Board acceptance. Lattice does not believe that this potentially disruptive and destabilizing event would be in the best interests of Lattice or its shareholders, particularly during a period when Lattice is working to achieve sustained profitability.